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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 INNOVEDA, INC.

         Innoveda, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), does hereby certify as follows:

         1. At a duly convened meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the Delaware Corporation Law, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that it be considered at the next annual meeting of the Corporation's stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the Delaware Corporation Law at the Corporation's 2000 Annual Meeting of Stockholders on July 13, 2000 called and held upon notice in accordance with
Section 222 of the Delaware Corporation Law. The resolution setting forth the amendment is as follows:

  RESOLVED:         That, subject to the approval of the stockholders of the
                    Corporation, the first paragraph of the fourth article of the Corporation's Amended and Restated Certificate of
                    Incorporation, as amended, be and hereby is, amended to read in its entirety as follows (the "Certificate of Amendment"):

                           The corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is One Hundred-Five Million (105,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

                    and that the Certificate of Amendment is deemed advisable and in the best interests of the Corporation.

         2. This Certificate of Amendment of the Corporation shall be effective immediately upon the filing hereof with the Secretary of State of the State of Delaware.

         EXECUTED by the undersigned on this 20th day of July, 2000.

                               INNOVEDA, INC.

                               By: /s/ Peter T. Johnson
                                   --------------------
                                   Name:  Peter T. Johnson
                                   Title: Vice President of Business Development
                                          and Chief Legal Officer